Exhibit 10.1

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT

This Agreement is made and entered into as of _______________, 2013  (the "Effective Date") between Stock Yards Bank & Trust Company, a Kentucky banking corporation with its principal office located at 1040 East Main Street, Louisville, Kentucky 40206 (the "Bank") and ___________ ("Executive").

Recitals

A.	The Bank is a wholly owned subsidiary of S.Y. Bancorp, Inc., a Kentucky corporation and bank holding company ("SY Bancorp").

B.
SY Bancorp, as the sole shareholder of the Bank, considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Bank, SY Bancorp, and SY Bancorp's shareholders.

C.
SY Bancorp and the Bank recognize that, as is the case with many publicly held bank holding companies, the possibility exists that an unsolicited tender offer or takeover bid and a consequent change in control of SY Bancorp may occur, and thus, that as a practical matter, a change in control of the Bank may occur, and that such a possibility is unsettling and distracting to key executives of the Bank.

D.
SY Bancorp and the Bank have concluded that it is in the best interests of SY Bancorp, its shareholders and the Bank to take reasonable steps to help assure certain key executives of the Bank that, notwithstanding an unsolicited tender offer or takeover bid, or an actual change in control, they will be treated fairly and with concern for their welfare.

E.
SY Bancorp and the Bank have also concluded that it is important that, should SY Bancorp receive takeover or acquisition proposals from third parties, that it be able to call upon the key executives of the Bank for their candid assessment and advice concerning whether such proposals are in the best interests of SY Bancorp, its shareholders and the Bank, free of the influences caused by the uncertainties and risks of their own personal employment situations.

F.	For the foregoing reasons the Board of Directors of SY Bancorp and of the Bank have approved the Bank's entering into change in control severance agreements with key executives of the Bank.

G.
Executive has been selected by the Bank's Board of Directors as a key executive and Executive and the Bank entered into a similar agreement 2010 (the "Prior Agreement"), which this Agreement amends and restates in its entirety.

Agreements

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the Bank and Executive agree as follows:

1.           TERM OF AGREEMENT.  This Agreement (other than Section 6 hereof, which shall apply beginning at the Effective Date) shall apply only to termination of employment of the Executive during a period commencing 6 months before a Change in Control Announcement, and terminating on the 1st anniversary of that date if no Change in Control has then occurred, or, if a Change in Control has occurred, then on the 2nd anniversary of the Change in Control (the "Change in Control Window") unless it is earlier terminated in accordance with the next sentence (the "Term").   The Bank may amend or terminate this Agreement upon 12 months written notice to the Executive, but if a Change in Control or Change in Control Announcement occurs within the 12 month period after the Bank has given notice of termination or modification of this Agreement, the Agreement (without regard to such modifications, except to the extent that Executive consented thereto as evidenced by Executive's signature on an amended or restated Agreement) shall nonetheless remain in full force and effect for the entire Change in Control Window.

2.           SEVERANCE PAYMENT IN VARIOUS EVENTS

2.1           Termination by Bank Before Change in Control or for Cause.  The Bank may terminate Executive's employment and this Agreement (subject to survival of the covenants in Section 6) at any time prior to a Change in Control Window for any or no reason, and may terminate Executive' employment for Cause, even during a Change in Control Window.  If Executive's employment is terminated for Cause or prior to a Change in Control Window, Executive shall not be entitled to any payments or benefits except for (1) unpaid salary already earned by Executive and (2) benefits in which he has already become vested by such termination of employment, and which are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

2.2           Resignation; Death; Disability Terminations.  Executive may terminate Executive's employment and this Agreement (subject to survival of the covenants in Section 6) at any time, including during a Change in Control Window.  If Executive's employment hereunder terminates because of Executive's resignation as an employee of Bank (other than as described in Section 2.3), his death, or his Permanent Disability, then Executive shall not be entitled to any payments or benefits hereunder except for (1) unpaid salary already earned by Executive and (2) benefits in which he has already become vested before such termination of employment, and which are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.  In the case of death, any such amounts shall be paid to Executive's estate (or, where applicable or the context requires, the surviving members of Executive's family or Executive's beneficiaries).

2.3           Constructive (Good Reason) Termination.  For all purposes of this Agreement, Executive's resignation from Executive's employment with Bank shall be deemed not to constitute a resignation, and instead to be treated as a termination of Executive's employment by Bank other than for Cause, if such resignation occurs upon written notice from Executive setting forth the (i) specific subsection of the Good Reason definition on which the resignation is based, and (ii) related facts in support of that reason, and (iii) the date of the Termination of Employment, which shall not be less than 14 days nor more than 60 days after the giving of such notice.

2.4           Bank Termination After Change in Control Window Begins.  If a Change in Control is consummated during the Term and (i) if Termination of Employment of Executive by the Bank is other than for Cause (or deemed so terminated due to constructive termination in accordance with Section 2.3) during the Change in Control Window, and (ii) if, and only if, Executive signs a written release of the Bank and all of its then-current and former directors, trustees, officers, employees, agents, members, and affiliated companies from any and all claims, in such form as is determined by Bank, which release is not revoked if allowed by its terms, then Bank shall make a Severance Payment as provided in Sections 2.5-2.8 below.

2.5           Amount of Severance Payment.  The Severance Payment shall equal three times the sum of (i) Executive's highest monthly base salary as in effect at any time in the 6 month period immediately prior to Termination, plus (ii) Executive's Historical Bonus, subject to the maximum payment provisions of Section 2.7 below.  In addition to the cash payment, the Bank shall provide all pay and benefits to which Executive has already become vested before Termination of Employment, and which are payable upon such Termination of Employment under the terms and practices of the plans or arrangements under which such benefits are provided.  Such Severance Payment shall be in lieu of any other severance payment provided for by the Bank in accordance with its standard of practice and operations at the time of payment of this Severance Payment.

2.6           Payment Timing.  The Severance Payment shall be made in a lump sum cash payment 60 days after the later of (i) Executive's Termination of Employment or, (ii) in the case of a Termination which occurred prior to the consummation of the Change in Control, the date of the Change in Control of Bank.  Notwithstanding anything herein to the contrary, in the case of an Executive who is a "specified employee" at the time a payment or reimbursement hereunder on account of Termination of Employment, within the meaning of Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period,  which payment or reimbursement is not exempt from Section 409A of the Code, the portion of the payment that constitutes "deferred compensation" (within the meaning of Code Section 409A) shall be made at the later of the date provided in the preceding sentence and six months after the Executive's Termination of Employment.  If the Bank concludes that some or all of a Severance Payment to Executive must be delayed pursuant to the preceding sentence, the Bank shall nonetheless certify to Executive in writing, within the 60 day period for payment described in the first sentence of this Section, the amount (and calculations in support) of the Severance Payment so due and the date it will be paid hereunder.

2.7           Reduction of Amounts Payable.  If the amount payable hereunder,  either alone or together with any other payments or benefits received or to be received by Executive in connection with a Change in Control (collectively, the "Aggregate Payments"), would cause Bank to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all of the amounts payable hereunder, and subject the Executive to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor thereto), the following provisions shall apply:

(i)           If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)           If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to Code Section 280G, 2.99 times the Executive's "base amount" as defined in that Code section and regulations hereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Bank's calculation of the Section 280G deductible amount, and the Severance Payment hereunder, at the Bank's expense.  If such audit reveals that the calculations performed by the Bank were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Bank shall immediately rectify such underpayment.

2.8           Tax Withholding.  Notwithstanding any other provision of this Agreement that may be read to the contrary, Bank shall have the right (without notice to Executive) to withhold from any amounts otherwise payable to or accrued by Executive under this Agreement, a sum which Bank determines is sufficient to satisfy all federal, state, and local withholding tax requirements that may apply with respect to such amounts.  In addition, any reference to a cash payment under this Agreement shall be deemed to include a payment by check or a credit to a bank account of Executive.

2.9           Health Plan Access.  So long as legally possible (even if to do so requires plan amendment), the Executive shall be entitled to continue his participation in the Bank's medical plans for active employees for a period of 36 months following any severance for which a Severance Payment is due hereunder, with the cost for such access and coverage paid by Executive on an after-tax basis at the rate payable by any former employee under the Consolidated Omnibus Reconciliation Act of 2005 (COBRA), and his rights to continue coverage under and for the period provided under COBRA to begin after the end of this contractual continuation period.

3.           BANK REGULATORY PROVISION.  Notwithstanding any other provision of this Agreement, the parties agree this Agreement shall be terminated or not observed, if and to the extent it violates bank regulatory rules involving the subject matter hereof, including but not limited to the following:

(a)           If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) of similar succeeding law or authority, the Bank's obligations under the Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)) or similar succeeding law or authority, all obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)           If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act or succeeding law or authority), all obligations under the Agreement shall terminate as of the date of default, but this Section 3(c) shall not affect any vested rights of the contracting parties.

(d)           All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Chairman of the Federal Deposit Insurance Corporation, or his or her designee, or by the action or direction of the Board of Directors of the Federal Deposit Insurance Corporation (the "FDIC"):

 (i)           at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

(ii)           at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FDIC to be in an unsafe or unsound condition.

4.           FEES COSTS AND DISPUTES.  The Bank agrees to pay or reimburse all reasonable legal fees, costs, and expenses arising out of or in any way related to or incurred by Executive in connection with enforcing any right or benefit provided in this Agreement, or in interpreting this Agreement or calculating the amounts required to be paid to Executive under this Agreement, or in contesting or disputing any termination of Executive's employment hereunder purportedly for Cause or other action taken by the Bank hereunder.  Such amounts shall be paid promptly after demand is made by Executive and Executive's provision to the Bank of reasonably satisfactory evidence of such fees and expenses, but shall in no event be paid or payable on or after the last day of Executive's taxable year following the taxable year in which the expense was incurred. If the Executive is a specified employee and such payment is "deferred compensation" both as provided in Section 2.6 hereof, such payments shall not be made before the date that is six months after the date of the Executive's Termination of Employment. Executive shall also remain covered, to the full extent applicable to other former officers or directors of the Bank or SY Bancorp, under any indemnity for acts in such capacity under the Bank's or SY Bancorp's Articles of Incorporation and Bylaws, and such rights shall not be waived in the release required by Section 2.4. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within 50 miles from the location of Executive's job with the Bank, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Bank and Executive.

5.           MITIGATION.  Executive shall not be required to mitigate the amount of any payment provided for in its Agreement, whether by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned or received by Executive as a result of his employment by another employer following his termination hereunder.

6.           COVENANTS.  Notwithstanding the terms and provisions of any other agreement by and between the Bank and Executive, even if it provides for negation of covenants from Executive to the Bank in the event of a Change in Control, in exchange for this Agreement, the Executive agrees to adhere to the following covenants during his employment and after its Termination for any reason.

6.1           Not To Compete.  For a period of 18 months following the receipt of the Severance Payment as contemplated herein, Executive will not, directly or indirectly, either for Executive or for any other person, entity or company, solicit business or individual patronage for the purpose of providing services which are identical or similar to services then provided by the Bank within a radius of 50 miles from any of the Bank's offices.

6.2           Non-Solicitation of Customers or Employees.  Executive agrees that, during the 18-month period following any Termination of Executive's employment (whether such termination is covered by this Agreement or otherwise), Executive shall not, without the express written consent of Bank, directly or indirectly, either for Executive or for any other person, entity or company, (i) solicit the business enjoyed by the Bank with any person or business that was a Customer; or  (ii) approach or solicit any person who was employed at the Bank as of the date of Executive's termination and with whom the Executive had material contact during the Executive's employment with the Bank, with a view to hiring such employee, persuading such employee to leave the employment of Bank, or actually hire an employee of the Bank for any other entity.

6.3           Cooperation With Litigation.  Executive agrees to cooperate with Bank, during the term of this Agreement and thereafter (including after Executive's Termination of Employment hereunder for any reason), by making Executive reasonably available to testify on behalf of Bank or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Bank or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Bank, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Executive's then current professional activities and that Bank shall agree to reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with providing such cooperation and assistance.

6.4           Bank's Confidential Information.  Executive agrees that, during the term of this Agreement and at any time thereafter, he shall not directly or indirectly, without the express written consent of Bank, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Bank or any affiliated companies, the customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Bank or any affiliated companies, it being acknowledged by Executive that all such information regarding the business of Bank and affiliated companies compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with Bank is confidential information and Bank's exclusive property. Confidential information shall not include any information (A) which becomes publicly known through no fault or act of the Executive; (B) is lawfully received by the Executive from a third party after a Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by the Executive and entirely unrelated to the business of providing banking or banking related services.

6.5           Advice to Future Employers.  If Executive, in the future, seeks or is offered employment by any other company, firm, or person, he shall provide a copy of this Section 6 to the prospective employer prior to accepting employment with that prospective employer.

6.6           Remedies. In the event of a breach or a threatened breach by Executive of any provision of Section 6 of this Agreement, the Bank shall be entitled to an injunction restraining Executive from the commission of such breach, and to recover its attorneys' fees, costs and expenses related to the breach or threatened breach.  Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants and agreements.

6.7           Reasonableness of Restrictions.  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Bank under the provisions of this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Bank, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Bank, and do not confer a benefit upon Bank disproportionate to the detriment to Executive which is caused by the provisions of this Section 6.

6.8           Severable Provisions.  The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.  If any provision of this Agreement, including any provision of Section 6, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

7.           NOTICES.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Bank or, in the case of the Bank, at its principal executive offices.

8.           GOVERNING LAW.  The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

9.           AMENDMENT; SUPERSEDES PRIOR AGREEMENT.  This Agreement supersedes and replaces in its entirety the Prior Agreement, which shall hereafter be void and of no force and effect.  This Agreement may be amended or cancelled by the Bank as provided in Section 1 hereof, or by mutual agreement of the parties in writing without the consent of any other person.

10.          SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns; including but not limited to any successor to the Bank, direct or indirect, resulting from purchase, merger, consolidation or otherwise.  This Agreement shall also be binding upon Executive and shall inure to the benefit of Executive, his personal or legal representatives, successors, heirs and assigns. No interest of the Executive, or any right to receive any payment or distribution hereunder, will be subject in an manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts of, or other claims against, the Executive, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.  All rights under this Agreement of the Executive will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of the Bank or any affiliate for payment of any amounts due hereunder. The Executive will have only the rights of general unsecured creditor of the Bank.

11.          DEFINITIONS.  As used in this Agreement, in addition to phrases or words defined in the test of this Agreement,  the following terms shall have the following meanings:

11.1           "Board" shall mean the Board of directors of the Bank, except where the context clearly refers to SY Bancorp, in which case it shall refer to the Board of Directors of SY Bancorp.

11.2           A "Change in Control" of Bank shall be deemed to have occurred if:

(i)           any Person (as defined below) is or becomes the Beneficial Owner (as defined in this definition) of securities of SY Bancorp representing 20% or more of the combined voting power of SY Bancorp's then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the Effective Date or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from SY Bancorp);

(ii)           during any period of two consecutive years beginning after April 26, 1995, individuals who at the beginning of such period constitute the Board of SY Bancorp and any new director (other than a director designated by a person who has entered into an agreement with SY Bancorp to effect a transaction described in clause (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for  election was previously so approved cease for any reason to constitute a majority of the Board of SY Bancorp;

(iii)           the shareholders of SY Bancorp (or SY Bancorp as the sole shareholder of Bank) approve a merger or consolidation of SY Bancorp or Bank with any other corporation (other than a merger or consolidation which would result in the voting securities of SY Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of SY Bancorp or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of SY Bancorp or such surviving entity or of any subsidiary of SY Bancorp or such surviving entity, at least 80% of the combined voting power of the securities of SY Bancorp or such surviving entity outstanding immediately after such merger or consolidation); or

(iv)           the shareholders of SY Bancorp approve a plan of complete liquidation or dissolution of SY Bancorp or an agreement for the sale or disposition by SY Bancorp of all or substantially all of SY Bancorp's assets.

For purposes of the definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) SY Bancorp, any subsidiary or any other Person controlled by SY Bancorp, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of SY Bancorp or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of SY Bancorp in substantially the same proportions as their ownership of securities of SY Bancorp.

For purposes of the definition of Change in Control, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

11.3           "Change in Control Announcement" shall be deemed to have occurred if (i) the Bank or SY Bancorp enters into an agreement, the consummation of which would (or, if simultaneously closed, does) result in the occurrence of a Change in Control, (ii) any person (including the Bank or SY Bancorp) publicly announces an intention to take or to consider taking actions which upon consummation would constitute a Change in Control, or (iii) the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Agreement has occurred.

11.4           "Cause" for termination shall exist if Executive (i) willfully and continually fails to substantially perform Executive's duties (other than as a result of incapacity or temporary or Permanent Disability) for the Bank as described in the most recent written description of such duties maintained by the Bank's personnel department or as communicated to Executive after a written demand for substantial performance is delivered to Executive by the Board specifically identifying the manner in which the Board believes that Executive has not substantially performed his duties; or (ii) in the good faith determination of the Board, engaged in gross misconduct constituting a violation of law or breach of fiduciary duty which misconduct is materially and demonstrably injurious to the Bank. Executive shall not be deemed to have breached Executive's responsibilities as an officer or director of the Bank or SY Bancorp and thereby to have forfeited entitlement to the Severance Payment if he expresses publicly his opposition to such transaction or proposed transaction, solicits votes or proxies from shareholders of SY Bancorp against the transaction or otherwise solicits or encourages others to oppose such transaction.

11.5           "Code" means Internal Revenue Code of 1986, as amended.

11.6           "Customer" shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Bank during the 12 month period immediately preceding the voluntary or involuntary termination of Executive's employment with the Bank; but Customer shall not include any firm, individual, corporation or entity with which Executive had a business relationship, either for Executive or for Executive's previous employer, prior to the date of Executive's employment with the Bank and which Executive specifically identifies in writing to the Bank within 30 days following the date of Executive's employment with the Bank (or the Effective Date, if later), except that following 18 months employment with the Bank, any such firm, individual, corporation or entity so identified by Executive shall be deemed to have become a Customer of the Bank if they otherwise meet the definition of "Customer" as set forth above.

11.7           "Good Reason" means a resignation at Executive's initiative (but not a Termination for Cause, or due to death or Disability) following a Change in Control and the occurrence of any of the following triggering events, provided (A) such resignation occurs within 90 days after a triggering event and within the Change in Control Window, and (B) Executive first notifies the Board (via its chairman) in writing that he considers Good Reason to have occurred and gives the Bank at least 30 days to reverse or rectify the change:

(i)           without his express written consent, Executive's responsibilities or authority are materially diminished from those in effect immediately prior to the Change in Control Window, including but not limited to a requirement that Executive report to a lower level officer than previously required (or, if not previously reporting to any officer, to an officer or to a non-public company board, rather than directly to the board of a publicly-traded company);

(ii)          without his express written consent, Executive is removed or not reelected to any office or board position at either the SY Bancorp or the Bank which he held immediately prior to the Change in Control Window, without simultaneous election to a board position at a similar level in a post-Change in Control affiliated group;

(ii)          a reduction by the Bank in Executive's base salary as in effect prior to the beginning of a Change in Control Window, other than via a salary reduction for Bank personnel generally of not more than 10%;

(iii)         the Bank's requiring Executive to work from an office anywhere other than within 25 miles of the Bank's office from which Executive works as of the beginning of a Change in Control Window, except for required travel on the Bank's business to an extent substantially consistent with prior business travel obligations or such obligations as are incident to a promotion; or

(iv)         the failure by the Bank to continue in effect (or ceasing Executive's participation in or reducing Executive's benefits from) any material fringe benefit, deferred benefit or compensation plan, pension plan, profit sharing plan, life insurance plan, major medical or hospitalization plan or disability plan or paid time off or vacation program in which Executive is participating when the Change in Control Window begins, without substituting plans providing the Executive with substantially similar or greater benefits in the aggregate.

11.8           "Historical Bonus" means the highest annual cash bonus paid to the Executive in the year in which the Termination of Employment occurs or the two immediately preceding calendar years, including cash bonuses that are deferred pursuant to any deferral election by Executive under a tax-qualified or non-qualified retirement or deferral plan maintained by the Bank.

11.9           "Permanent Disability" means any mental or physical condition or impairment which prevents Executive from substantially performing his duties for a period of more than 90 consecutive days.

11.10           "Termination of Employment" or "Termination" means the date the Bank reasonably anticipates that (i) Executive will not perform any further services for the Bank, SY Bancorp, or any other entity considered a single employer with the Bank under Section 414(b) or (c) of the Code (inserting 50% threshold for ownership in each place where 80% now appears therein) (the "Employer Group"), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter, over the duration of service).   For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the Board of an Employer Group entity is not counted unless benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director.  An Executive will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six months, Executive will be considered to have a Termination of Employment on the first day after the end of such six month period, or on the day after Executive's statutory or contractual reemployment right lapses, if later.  The Company will determine when Executive's Termination of Employment occurs based on all relevant facts and circumstances, in accordance with the definition of separation from service in Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the Bank and Executive have entered into this Agreement as of the Effective Date, but actually on the dates set forth below.

STOCK YARDS BANK & TRUST COMPANY

By:

Title:

Date:

EXECUTIVE

Date:

12